Exhibit 16.1

April 25, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Form 20-F of Autohome Inc. dated April 25, 2017 and are in agreement with the statements in the second and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China